UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 10, 2014, Morgans Hotel Group Co. (the “Company”) announced a plan of termination (the “Plan”) that is expected to result in a workforce reduction of the Company’s corporate office employees. The Plan is part of the Company’s previously announced corporate strategy to, among other things, reduce corporate overhead and costs allocated to property owners. The Plan is the result of the Board of Directors’ extensive review of the Company’s operations and cost structure. The Plan will streamline the Company’s general corporate functions and the Company anticipates achieving annualized savings of approximately $8.0 million of corporate expenses and approximately $1.6 million of expenses allocated to the Company’s owned, joint venture and managed hotels, based on 2013 incurred costs and targeted compensation levels.

The Plan constitutes a plan of termination under FASB Accounting Standard Codification 420, Exit or Disposal Cost Obligations. The Company intends to enter into severance arrangements with the terminated employees, subject to their execution of separation and general release agreements. As a result of the Plan, the Company anticipates recording a charge of approximately $8.6 million in the first quarter of its 2014 fiscal year related to the cost of one-time termination benefits of which approximately $2.6 million is expected to be paid in cash and approximately $2.2 million is expected to be recognized as non-cash stock compensation expense relating to the severance described in Item 5.02 below, and $3.8 million is expected to be paid in cash to other terminated employees.

The forward-looking statements contained herein, including those relating to the Company’s expectations regarding charges and savings, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other market conditions, competition, the Company’s ability to successfully implement its strategic plan and those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by the Company with the Securities and Exchange Commission.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Plan, on March 10, 2014, Daniel Flannery, Executive Vice President, Chief Operating Officer, and Yoav Gery, Executive Vice President, Chief Development Officer, were provided notices of termination of their employment with the Company effective immediately. Messrs. Flannery’s and Gery’s departures from the Company will be treated as terminations without cause under their employment agreements and they will be entitled to severance compensation and benefits accordingly.

In connection with the Plan, on March 10, 2014, the Company also announced the promotion of Joshua Fluhr to Executive Vice President and Chief Operating Officer, effective immediately. Mr. Fluhr, age 42, has served as Senior Vice President, Operations since September 2011. Before joining the Company, Mr. Fluhr served at sbe Entertainment Group as Vice President, Development and Hotel Openings from May 2011 to September 2011 and as Vice President, Hotel Operations from May 2007 to May 2010. From May 2010 to May 2011, Mr. Fluhr served as Senior Director of Operations of EDITION Hotels. Prior to May 2007, Mr. Fluhr worked with Starwood Hotels for five years in a number of different capacities, including the Director of Brand Operations on the creation of Aloft Hotels, Director of Operations for W Union Square and the Director of Six Sigma for W Times Square.

Mr. Fluhr currently receives an annual base salary of $376,134 and is eligible to receive a discretionary annual cash bonus with a target amount equal to 50% of his base salary. Mr. Fluhr is also eligible to participate in the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan and has a target annual equity award value of $87,500, subject to the discretion of the Company. The Company plans to enter into a new employment agreement with Mr. Fluhr in connection with his promotion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: March 11, 2014	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer